Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report to Shareholders of State Street Navigator Securities Lending Prime Portfolio which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Auditors" and "Service Providers", and in such Registration Statement.


PricewaterhouseCoopers LLP

Boston, Massachusetts
August 17, 2001